Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Sam Cohen or Joseph Caminiti Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

STRATEGIC PORTFOLIO ADDITIONS AND CAPACITY EXPANSIONS, TOGETHER WITH IMPROVED OPERATIONS DRIVE SIGNIFICANT OPERATING INCOME AND ADJUSTED EBITDA GROWTH

HIGHLIGHTS

●	TOTAL REVENUES FOR THE SECOND QUARTER INCREASED BY 15.1% YEAR OVER YEAR LED BY ELECTRICITY SEGMENT

●	OPERATING INCOME INCREASED 34.9% YEAR OVER YEAR

●	ADJUSTED EBITDA GREW 19.1% YEAR OVER YEAR

●	ORMAT REITERATES 2022 ANNUAL GUIDANCE

RENO, Nev. August 4, 2022, Ormat Technologies, Inc. (NYSE: ORA), a leading geothermal, energy storage, solar PV and recovered energy power company, today announced financial results for the second quarter ended June 30, 2022.

KEY FINANCIAL RESULTS

	Q2 2022	Q2 2021	Change (%)	H1 2022	H1 2021	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	151.2	133.9	12.9%	313.7	278.9	12.5%
Product	10.4	7.4	40.2%	25.0	16.1	55.9%
Energy Storage	7.5	5.6	33.1%	14.1	18.3	(23.4)%
Total Revenues	169.1	146.9	15.1%	352.8	313.3	12.6%

Gross margin (%)
Electricity	36.8%	37.4%		39.4%	41.3%
Product	0.2%	20.1%		4.2%	12.8%
Energy Storage	25.3%	6.4%		19.8%	45.2%
Gross margin (%)	34.1%	35.4%		36.1%	40.1%

Operating income ($ millions)	38.6	28.6	34.9%	83.7	78.5	6.6%
Net income attributable to the Company’s stockholders	11.3	13.0	(13.6)%	29.7	28.3	5.0%
Diluted EPS ($)	0.20	0.23	(13.0)%	0.53	0.50	6.0%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	12.2	13.0	(6.7)%	32.0	37.1	(13.7)%
Adjusted Diluted EPS ($)	0.22	0.23	(6.4)%	0.57	0.66	(14.0)%
Adjusted EBITDA[1] ($ millions)	100.7	84.5	19.1%	208.5	183.8	13.5%

“Ormat’s second quarter financial performance demonstrated healthy top-line and Adjusted EBITDA growth, driven by strong performance from our Electricity segment as well as our Energy Storage Segment,” said Doron Blachar, Ormat’s Chief Executive Officer. “Our robust top-line and solid margin capture are driving significant expansion to both Adjusted EBITDA and Operating Income. Our bottom line was negatively impacted by a $2.9 million after-tax loss related to foreign currency hedging that reduced our earnings per share by approximately 5 cents. The strong performance of our Electricity and Energy Storage segments is expected to continue in the second half of the year, benefiting from the ramp up in the operation of new five different projects with a total capacity of 73MW added since the end of the first quarter.”

“We are encouraged by our robust pipeline and our ability to benefit from the attractive energy rates and structure of the three portfolio PPAs we signed in Nevada and California for up to 285MW. These agreements demonstrate the increased demand for geothermal energy, while securing most of our PPA renewals and the capacity we plan to add in the next few years in the U.S. We remain confident with our long-term plans to increase our combined geothermal, energy storage and solar generating portfolio to approximately 1.5 GW by 2023 and to deliver an annual Adjusted EBITDA of $500 million on a run-rate basis towards the end of 2022.”, Blachar added.

FINANCIAL AND RECENT BUSINESS HIGHLIGHTS

•

Net income attributable to the Company's stockholders and diluted EPS for the second quarter of 2022 decreased 13.6% and 13.0%, respectively, versus the prior year period. The decrease was mainly due to a $4.0 million pre-tax loss ($2.9 million after tax) from currency-related headwinds attributed to a stronger U.S. dollar, and $1.1 million pre-tax ($0.8 million after tax) of other expenses related to debt extinguishment costs.

•	Adjusted Net income attributable to the Company's stockholders and adjusted diluted EPS for the second quarter of 2022 decreased 6.7% and 6.4%, respectively, versus the prior year period.

•

Adjusted EBITDA for the second quarter of 2022 was $100.7 million, an increase of 19.1% compared to $84.5 million in 2021, supported by growth in the Electricity segment and lower G&A costs mainly as a result of the reduction in legal costs.

1 Reconciliation is set forth below in this release

•

Electricity segment revenues increased 12.9% for the second quarter of 2022, compared to 2021, driven by focused execution against our strategic plan, supported by the addition of the Terra-Gen assets to our portfolio, the expansion of the Tungsten 2 power plant, and the realization of higher prices and generation at Puna, partially offset by the partial operation of the Heber 1 power plant and Dixie Valley’s accelerated maintenance work.

•

Product segment revenues increased 40.2% to $10.4 million, and cost of revenues increased 75%. In the second quarter, we recognized revenues for contracts that were signed in 2021 and negatively impacted by higher raw materials costs in 2022.

•

Product segment backlog grew this quarter by 20.1% compared to the first quarter of 2022. Backlog stands at $54.9 million as of August 03, 2022, and we were able to sign contracts awarded earlier in the quarter totaling approximately $20 million.

•	Energy storage segment revenues increased 33.1% to $7.5 million, primarily due to a $2.4 million increase in revenues attributed to the PJM assets related to an increase in commodity prices.

IN ADDITION, THE COMPANY:

•	Signed two large PPAs with NV Energy for up to 160 MW of Geothermal capacity.

•	Executed a PPA with CC Power for up to 125 MW of Geothermal capacity.

•

Commenced commercial operation of several projects including the CD4 and Tungsten 2 geothermal power plants, Wister and Steamboat solar plants, and Tierra Buena BESS, adding 73MW since the end of the first quarter

•

Strengthened its financial flexibility with the offering of $431.3 million in green convertible senior notes due in 2027 at an attractive coupon rate of 2.5%. The proceeds were mainly used to refinance higher-cost debt and the remainder will be used to support our renewable energy growth.

•	Buy back of approximately 260K shares at an attractive price

•	Prepaid $221.9 million of more expensive senior unsecured bond series 3.

•	Improved the diversity of its board of directors, adding two new highly skilled female members

2022 GUIDANCE

•	Total revenues of between $710 million and $735 million.

•	Electricity segment revenues between $630 million and $640 million.

•	Product segment revenues of between $50 million and $60 million.

•	Energy Storage revenues of between $30 million and $35 million.

•

Adjusted EBITDA to be between $430 million and $450 million, including $15.0 million for business interruption insurance proceeds, of which 5.2 million were recorded in the six months ended June 30, 2022.

◦	Adjusted EBITDA attributable to minority interest of approximately $38 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three months ended June 30, 2022. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On August 3, 2022, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on August 31, 2022, to stockholders of record as of the close of business on August 17, 2022. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in each of the next two quarters.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, August 4 at 10:00 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website. A replay of the webcast will be available approximately 120 minutes after the conclusion of the live call and will be archived for 12 months.

Investors may access the call by dialing:

Canadian participant dial in (toll free):	1-833-950-0062
United States participant international dial-in:	1-844-200-6205
All other locations:	+1-929-526-1599
Access code:	044204

Conference replay

US Toll Free:	1-866-813-9403
Canada:	1-226-828-7578
International Toll:	+44-204-525-0658
Replay Access Code:	113274

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,168 MW with a 1,080 MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and an 88 MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, market and industry developments and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 25, 2022, and in Ormat’s subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K that are filed from time to time with the SEC.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Six-Month periods Ended June 30, 2022, and 2021

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in thousands, except per share data)
Revenues:
Electricity	151,195	133,864	313,720	278,852
Product	10,392	7,410	25,020	16,053
Energy storage	7,491	5,627	14,048	18,348
Total revenues	169,078	146,901	352,788	313,253
Cost of revenues:
Electricity	95,517	83,736	190,038	163,587
Product	10,367	5,924	23,980	13,998
Energy storage	5,593	5,266	11,264	10,046
Total cost of revenues	111,477	94,926	225,282	187,631
Gross profit	57,601	51,975	127,506	125,622
Operating expenses:
Research and development expenses	1,388	1,128	2,452	2,004
Selling and marketing expenses	3,952	3,988	8,317	8,264
General and administrative expenses	13,526	18,240	31,098	36,846
Write-off of Energy Storage projects and assets	128	—	1,954	—
Operating income	38,607	28,619	83,685	78,508
Other income (expense):
Interest income	179	808	521	1,071
Interest expense, net	(20,418)	(18,626)	(41,499)	(37,642)
Derivatives and foreign currency transaction gains (losses)	(3,998)	658	(3,738)	(16,208)
Income attributable to sale of tax benefits	9,527	7,420	17,232	13,775
Other non-operating income (expense), net	(1,260)	(21)	(1,185)	(352)
Income from operations before income tax and equity in earnings (losses) of investees	22,637	18,858	55,016	39,152
Income tax (provision) benefit	(6,130)	(4,268)	(16,293)	(7,275)
Equity in earnings (losses) of investees, net	(1,562)	605	(985)	1,147
Net income	14,945	15,195	37,738	33,024
Net income attributable to noncontrolling interest	(3,685)	(2,169)	(8,048)	(4,739)
Net income attributable to the Company's stockholders	11,260	13,026	29,690	28,285
Earnings per share attributable to the Company's stockholders:
Basic:	0.20	0.23	0.53	0.51
Diluted:	0.20	0.23	0.53	0.50
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	56,114	55,992	56,089	55,990
Diluted	56,498	56,316	56,431	56,502

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended June 30, 2022, and December 31, 2021

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	263,425	239,278
Marketable securities at fair value	—	43,343
Restricted cash and cash equivalents	92,956	104,166
Receivables:
Trade	123,398	122,944
Other	18,910	18,144
Inventories	32,213	28,445
Costs and estimated earnings in excess of billings on uncompleted contracts	13,823	9,692
Prepaid expenses and other	40,883	35,920
Total current assets	585,608	601,932
Investment in unconsolidated companies	114,699	105,886
Deposits and other	40,942	78,915
Deferred income taxes	137,961	143,450
Property, plant and equipment, net	2,287,498	2,294,973
Construction-in-process	912,376	721,483
Operating leases right of use	19,935	19,357
Finance leases right of use	5,541	6,414
Intangible assets, net	347,216	363,314
Goodwill	90,200	89,954
Total assets	4,541,976	4,425,678

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	144,522	143,186
Billings in excess of costs and estimated earnings on uncompleted contracts	12,707	9,248
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	76,976	61,695
Full recourse	101,614	313,846
Financing Liability	13,039	10,835
Operating lease liabilities	2,242	2,564
Finance lease liabilities	2,013	2,782
Total current liabilities	353,113	544,156
Long-term debt, net of current portion:
Limited and non-recourse:	492,402	539,664
Full recourse:	714,039	740,335
Convertible senior notes	420,418	—
Financing liability	236,057	242,029
Operating lease liabilities	17,394	16,462
Finance lease liabilities	4,135	4,361
Liability associated with sale of tax benefits	122,894	134,953
Deferred income taxes	80,965	84,662
Liability for unrecognized tax benefits	6,244	5,730
Liabilities for severance pay	14,288	15,694
Asset retirement obligation	87,483	84,891
Other long-term liabilities	4,254	4,951
Total liabilities	2,553,686	2,417,888

Commitments and contingencies
Redeemable noncontrolling interest	8,996	9,329

Equity:
The Company's stockholders' equity:
Common stock	56	56
Additional paid-in capital	1,253,242	1,271,925
Treasury stock, at cost	(17,964)	—
Retained earnings	601,441	585,209
Accumulated other comprehensive income (loss)	(4,148)	(2,191)
Total stockholders' equity attributable to Company's stockholders	1,832,627	1,854,999
Noncontrolling interest	146,667	143,462
Total equity	1,979,294	1,998,461
Total liabilities, redeemable noncontrolling interest and equity	4,541,976	4,425,678

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- and Six-Month Periods Ended June 30, 2022, and 2021

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain or loss from extinguishment of liabilities, (viii) gain or loss on sale of subsidiary and property, plant and equipment and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. We use EBITDA and Adjusted EBITDA as a performance metric because it is a metric used by our Board of Directors and senior management in evaluating our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three- and six-Month periods ended June 30, 2022, and 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in thousands)		(Dollars in thousands)
Net income	$14,945	$15,195	$37,738	$33,024
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	20,239	17,818	40,978	36,571
Income tax provision (benefit)	6,130	4,268	16,293	7,275
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	4,167	2,899	6,291	5,364
Depreciation and amortization	47,334	42,126	94,103	82,955
EBITDA	$92,815	$82,306	$195,403	$165,189
Mark-to-market (gains) or losses from accounting for derivative	3,634	(990)	3,911	1,096
Stock-based compensation	2,999	2,623	5,813	4,720
Make-whole premium related to long-term debt prepayment	1,102	—	1,102	—
Reversal of a contingent liability	—	—	—	(418)
Allowance for bad debts	—	—	115	2,980
Hedge losses resulting from February power crisis in Texas	—	—	—	9,133
Write-off related to Storage projects and activity	128	—	1,953	—
Merger and acquisition transaction costs	—	474	249	958
Other write-off	—	134	—	134
Adjusted EBITDA	$100,678	$84,547	$208,546	$183,792

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and Six-month Periods Ended June 30, 2022, and 2021

Adjusted Net Income attributable to the Company’s stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company’s stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company’s stockholders and Adjusted EPS for the three-month periods ended June 30, 2022 and 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
(in millions, except for EPS)
GAAP Net income attributable to the Company's stockholders	$11.3	$13.0	$29.7	$28.3
One-time net expense related to February power crisis in Texas, net of taxes	—	—	—	8.8
Write-off of Energy Storage projects and assets	0.1	—	1.5	—
Make-whole premium related to repayment of long-term debt	0.8	—	0.8	—

Adjusted Net income attributable to the Company's stockholders	$12.2	$13.0	$32.0	$37.1

GAAP diluted EPS	0.20	0.23	0.53	0.50
One-time net expense related to February power crisis in Texas, net of taxes	—	—	—	0.16
Write-off of Energy Storage projects and assets	0.0	—	0.03
Make-whole premium related to repayment of long-term debt	0.02	—	0.01	—

Diluted Adjusted EPS	0.22	0.23	0.57	0.66